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                                                                 Exhibit 4.7

THE OPTION AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER. AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.




                               COMMON STOCK OPTION
                                (NONTRANSFERABLE)

                           Q COMM INTERNATIONAL, INC.

                              (A UTAH CORPORATION)


        FOR VALUE RECEIVED, Q COMM INTERNATIONAL, INC. (the "Corporation") hereby grants to JEFFREY JACOBSON (the "Holder"), subject to the terms and conditions hereinafter set forth, the option to purchase an aggregate of one million (1,000,000) shares of the common stock, par value $.001 per share (the "Common Stock") of the Corporation. The exercise price per share and the number of shares of Common Stock issuable upon exercise of the Options are subject to adjustment as hereinafter provided.

         1. TERM AND EXERCISE.

               (a) This Option may be exercised by the Holder, in whole or in part, at any time prior to the expiration of this Option, which expiration shall occur five (5) years from the date of the issuance of this Option.

               (b) The Holder shall exercise this Option by surrender to the Corporation of this Option with the Purchase Form attached hereto as Exhibit "A", duly executed, accompanied by payment in cash or by check of the price hereinafter set forth for the Shares of the Common Stock so purchased (the "Option Price").





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               (c) Within ten (10) business days following the exercise of this
Option by the Holder as hereinabove provided, the Corporation shall cause to be issued in the name of and delivered to the Holder a certificate or certificates representing the Shares of the Common Stock so purchased. The Corporation covenants and agrees that all of the Shares of the Common Stock which may be issued and delivered upon the due exercise of this Option by the Holder shall, upon such issuance and delivery, be fully paid and nonassessable.

         2. VESTING. Three Hundred Fifty Thousand (350,000) of the Shares represented by this Option shall vest on the date hereof (the "Initial Shares"). Thereafter, the balance of this Option shall vest at such time(s) as the beneficial ownership of Shares of the Common Stock of the Corporation by the Holder (including the shares issuable upon exercise of this Option) in the aggregate does not exceed 4.99%; provided, however, that in no event shall such shares vest prior to 61 days from the date hereof, unless, vesting of such shares shall not result in Holder's beneficial ownership of shares of the Common Stock of the Corporation exceeding 4.99%, in which case such shares shall immediately vest.

         3. OPTION PRICE. The Option Price at which the Shares of the Common Stock shall be purchased upon the exercise of this Option shall be $0.35 per share.

         4. EXPIRATION OF OPTION ON CERTAIN ADDITIONAL EVENTS. Anything contained in this Option to the contrary notwithstanding, this Option shall expire and be and become null and void unless, in the event of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation (other than a merger with a wholly owned subsidiary or in which the Corporation is the surviving corporation); any transfer of all or substantially all of the assets of the Corporation; or the dissolution, liquidation or winding-up of the Corporation, this Option shall have been duly exercised, as hereinabove provided, prior to the date which is the record date for determining the holders of Common Stock entitled to vote upon such consolidation, merger, transfer, dissolution, liquidation or winding-up. The Corporation shall give to the Holder at least ninety (90) days' prior notice of the date which shall be the record date for determining the holders of Common Stock entitled to vote upon such consolidation, merger, transfer, dissolution, liquidation or winding-up.

         5. NONTRANSFERABILITY. This Option shall not be assigned, pledged, hypothecated, sold or otherwise transferred or encumbered by the Holder. Notwithstanding the foregoing, this Option shall be exercisable upon the death or permanent disability of the Holder by Holder's heirs, personal representatives, guardians, beneficiaries, devisees, or otherwise.

         6. NOTICES. Any notice or other communication to the Corporation or to the Holder of this Option shall be in writing and any such notice or communication shall be deemed duly given or made if personally delivered or if mailed, by registered or certified mail, postage prepaid, and if to the
Corporation: to the Corporation's office at 1145 South 1680 West, Orem UT 84057 and if to such Holder: to Jeffrey Jacobson, Esq., Jacobson & Colfin, P.C., 19 West 21st Street, Sixth Floor, New York, New York 10010, or at such other address as the Corporation or the Holder may designate by notice to the other.

         7. GOVERNING LAW. This Option shall be governed by and construed and enforced in accordance with the laws of the State of Utah.


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         8. SUCCESSORS AND ASSIGNS. All of the provisions of this Option shall be binding upon the Corporation and its successors and assigns and the Holder, his heirs, personal representatives and guardians.




         IN WITNESS WHEREOF, Q COMM INTERNATIONAL, INC. has caused this Option to be signed in its corporate name under its corporate seal by its President and its corporate seal to be hereunto affixed and its execution hereof to be attested by its Secretary, as of this 22nd day of March, 2001.


ATTEST:                                      Q COMM INTERNATIONAL, INC.


                                             By:    /s/ Paul C. Hickey
------------------------------                 -------------------------------
Susan Young, Secretary                              Paul C. Hickey, President



ACCEPTED:


------------------------------
Jeffrey Jacobson, Holder